Certified Public Accountants

America Counts on CPAs  TM

February 21, 2013

Securities and Exchange Commission

Office of the Chief Accountant

addressStreet100 F Street, N.E.

placeCityWashington, StateDC  PostalCode20549-7561

We have read the statements included in Item 4.01 of Form 8-K dated February 20, 2013, of Oak Ridge Micro-Energy, Inc. (the “Registrant”), filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/S/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC